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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           Notification of Late Filing

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|_| Form 10-KSB   |_| Form 11-K   |_| Form 20-F  |X| Form 10-QSB  |_| Form N-SAR


                  FOR THE FISCAL QUARTER ENDED: March 31, 2004

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                           N/A

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PART I - REGISTRANT INFORMATION
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                     INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
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               (Exact Name of Registrant as Specified in Charter)

              204 NW PLATTE VALLEY DRIVE, RIVERSIDE, MISSOURI 64152
              -----------------------------------------------------
                     (Address of Principal Executive Office)


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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


|X|         (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|         (b)   The  subject  annual  report  or  semi-annual   report/portion
                  thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable  detail the reasons why the Form 10-KSB,  11-K,  20-F,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

The Registrant is unable to timely file its report on Form 10-QSB for the fiscal quarter ended March 31, 2004 (the "Form 10-QSB") without unreasonable effort or expense due to unanticipated delays in obtaining and reviewing the information necessary to prepare the Form 10-QSB.


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PART IV - OTHER INFORMATION
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(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

               Douglas S. Hackett                 (816) 584-8030
                                                  --------------

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                  |X| YES                             |_| NO

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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                  |_|   YES                           |_| NO

                  The extent of any change in the results of operations could not be measured at this time.

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and;  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

                  A qualitative and quantitative statement cannot be provided at this time, for reasons set forth in Part III above.

      Innovative Software Technologies, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  May 14, 2004                    Innovative Software Technologies, Inc.


                                        By:   /s/ Douglas S. Hackett
                                           --------------------------
                                              Douglas S. Hackett
                                              Chief Executive Officer

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                                        ATTENTION
Intentional misstatements or omissions of act constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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